EXHIBIT 3.2.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

NOVA TUBE INDIANA, LLC

This Limited Liability Company Agreement (this “Agreement”) of Nova Tube Indiana, LLC, a Delaware limited liability company (the “Company”), dated as of this 1st day of April, 2004, is entered into by Novamerican Tube Holdings, Inc., as sole member (the “Member”).

NOW, THEREFORE, the undersigned, intending to be legally bound, agrees as follows:

1.          Formation of Company. The Member is the sole member of the Company formed on February 2, 2000, pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.) (the “Act”), and the rights and liabilities of the Member shall be as provided in the Act, except as herein otherwise provided. On July 11,2003, the Member acquired all of the units, member loans, capital and undistributed earnings, and any additions thereto of ISG Venture, Inc. in the Company, including all of what was the entire interest of Bethlehem Steel Corporation in the Company.

2.          Confirmation. The Member hereby agrees to continue the Company as a limited liability company pursuant to the Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized person shall file and record any amendments and/or restatements to the certificate of formation of the Company and such other documents as may be required or appropriate under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide the Member with copies of each such document as filed and recorded.

3.          Name. The change in the name of the Company from “BethNova Tube, LLC” to “Nova Tube Indiana” as of September 24, 2003 is hereby confirmed. The name of the Company shall continue to be “Nova Tube Indiana, LLC.”

4.          Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, operating a tube mill and engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have all powers necessary or desirable to accomplish the aforesaid purposes.

5.          Registered Agent; Registered Office. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware.

6.          Member. The name and the business address of the sole Member is as set forth below.

Novamerican Tube Holdings, Inc.

1050 University Avenue

Norwood, MA 02062

7.          Management. The business and affairs of the Company shall be managed by or under the direction of the Member. The President or the Treasurer of the Member, or such other officer designated by the Member, or an officer of the Company designated by the Member in accordance with Section 8 below, is hereby designated as the authorized person, within the meaning of the Act, to execute, deliver and file any certificates (including any amendments and/or restatements of certificate of formation) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Contracts entered into by the Company shall be executed by any of such persons in the name of and on behalf of the Company.

8.          Officers. The Member may from time to time elect officers of the Company, each of which shall have the authority and responsibility and serve for the term designated by the Member by resolution. None of the officers shall be deemed managers as that term is used in the Act, but each officer shall be deemed an agent of the Company. The initial officers of the Company shall be:

D. Bryan Jones	President
Christopher H. Pickwoad	Vice President Finance, Treasurer and Secretary
Scott B, Jones	Vice President
Peter V. Balboni	Assistant Treasurer
Pamela A. Hanner	Assistant Secretary

9.          No Fiduciary Duties. Not by means of limitation of anything contained in this Agreement or the Act, the Member has no fiduciary duties to the Company whatsoever.

10.        Capital Accounts. The cumulative capital contributions of the Member to the Company are reflected on the books and records of the Company. The Member holds 100 Units or membership interests in the Company which constitute one hundred percent (100%) of the outstanding ownership interests in the Company. The ownership interests of the Company are not certificated. The Company shall maintain a capital account for the Member which shall be increased by the fair market value of properties contributed by the Member and the Member’s share of Company profits, and shall be decreased by the fair market value of distributions to the Member and the Member’s share of the Company’s losses.

11.        Additional Contribution. No Member is required pursuant to the terms of this Agreement to make any additional capital contributions to the Company.

12.        Allocation of Profits and Losses. As a single member limited liability company, the Company’s profits and losses shall be allocated fully to the sole Member.

13.        Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. As a single member limited liability company, such distributions shall be made to the sole Member.

14.        Liability of Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or officer of the Company.

15.        Indemnification. The Company shall indemnify, defend and hold harmless any person who was or is a member, manager, officer, employee, or agent of the Company, or who is or was serving at the request of the Company as a member, director, manager, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”) from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and litigation costs) sustained or incurred by each Indemnitee as a result of any act, decision or omission concerning the business or activities of, or that otherwise is related to, the Company, except that such Indemnitee shall be liable to the extent of any such loss, damage or claim incurred by reason of such person’s willful misfeasance, bad faith or gross negligence. The Company may purchase and maintain insurance for those persons as, and to the fullest extent not prohibited by, the Act.

16.	Dissolution of the Company

(i)         Events Resulting in Dissolution. The decision of the Member to dissolve shall result in an immediate dissolution of the Company.

(ii)        Liquidation. In the event of the dissolution of the Company for any reason, the Member shall commence to wind up the affairs of the Company and to liquidate its assets. The Member shall continue to be allocated profits and losses during the period of liquidation. Any property distributed in kind in liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed.

(iii)       Distribution of Liquidation Proceeds. Upon liquidation, the assets of the Company shall be used and distributed in the following order: (a) to pay or provide for the payment of all debts and liabilities of the Company to creditors other than the Member and all expenses of liquidation; (b) to pay or provide for the payment of all debts and liabilities of the Company to the Member; and (c) to be distributed to the Member.

(iv)       Liquidation Accounting. Within a reasonable time after the date the assets have been distributed in liquidation, the Member shall cause to be prepared a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and the Member’s distributions made pursuant to subsection (iii) above.

(v)        Termination. Upon the completion of liquidation of the Company and the distribution of all Company assets, the Company shall terminate.

17.        Treatment for Tax Purposes. It is the intention of the Member that the Company be disregarded as a separate entity for federal, state and local tax purposes.

18.        Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

19.        Amendments. This Agreement may be amended only if such amendment is in writing and is agreed to by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBER

NOVAMERICAN TUBE HOLDINGS, INC.

By:	/s/ D. Bryan Jones
Name: D. Bryan Jones Title: President

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